UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2015

The Medicines Company
(Exact name of registrant as specified in charter)

Delaware	000-31191	04-3324394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 290-6000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 7, 2015, The Medicines Company (the “Company”) announced the pricing of its private offering of $350 million in aggregate principal amount of its convertible senior notes due 2022. The notes will be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.   The Company has granted to the initial purchasers a 30-day option to purchase up to an additional $50 million in aggregate principal amount of the notes. The sale of the notes is expected to close on January 13, 2015, subject to customary closing conditions.  The notes will be senior unsecured obligations of the Company and will mature on January 15, 2022, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The notes will bear interest at a rate of 2.50% per year, payable semi-annually. The notes will be convertible prior to October 15, 2021 only upon the occurrence of certain circumstances and will be convertible thereafter regardless of these circumstances, in either case, into cash up to their principal amount and, with respect to any excess conversion value, shares of the Company’s common stock. The conversion rate for the notes will initially be 29.8806 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $33.47 per share of common stock. The initial conversion price of the notes represents a premium of approximately 35.0% to the $24.79 per share last reported sale price of the Company’s common stock on January 7, 2015.

The Company may not redeem the notes prior to January 15, 2019.  The Company may redeem for cash all or any portion of the notes, at its option, on or after January 15, 2019 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect on the last trading day of, and for at least 19 other trading days (whether or not consecutive) during, any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Company estimates that the net proceeds from the offering will be approximately $338.6 million (or $387.1 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company.

The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor

Statements contained in this Form 8-K about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “intention” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s intentions with respect to the offering of notes to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include market conditions, whether or not the Company will consummate the offering, the anticipated terms of the notes and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2014, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press release dated January 7, 2015 entitled “The Medicines Company Prices $350 Million of Convertible Notes”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2015	THE MEDICINES COMPANY

	By:	/s/ Stephen M. Rodin
	Name:	Stephen M. Rodin
	Title:	Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press release dated January 7, 2015 entitled “The Medicines Company Prices $350 Million of Convertible Notes”